SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934
                          ----------------------


Filed by the Registrant [x]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[X ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          ----------------------

                         BURLINGTON NORTHERN INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         BURLINGTON NORTHERN INC.
                (NAME OF PERSON(S) FILING PROXY STATEMENT)

                          ----------------------

Payment of Filing Fee (Check the appropriate box): (/1/)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).

[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
          Santa Fe Pacific Corporation common stock, par value $1.00 per share.

    (2)   Aggregate number of securities to which transactions applies:
          187,049,738 shares of Santa Fe Pacific Corporation common stock.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $49 1/2 (/2/)

    (4)   Proposed maximum aggregate value of transaction: $3,148,047,091
          (/2/)

  (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994 and with the filing of two Registration Statements on Form S-4 on October 12, 1994 (Reg. No. 33-56007) and October 27, 1994 (Reg. No. 33-56183),
          respectively.

  (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.34 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is $3,148,047,091 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of October 19, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on October 21, 1994 and the exchange ratio of 0.34). The filing fee is one-fiftieth of that amount.

[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)    Amount Previously Paid:...................$1,145,590

    (2)    Form, Schedule or Registration
           Statement No.:............................Preliminary Proxy
                                                     Statement
                                                     Registration Statement
                                                     on Form S-4
                                                     (Reg. No. 33-56007)
                                                     Registration Statement
                                                     on Form S-4, as amended
                                                     (Reg. No. 33-56183)
    (3)    Filing Party:          ...................Burlington Northern
                                                     Inc./Santa Fe
                                                     Pacific Corporation
    (4)      Date filed:          ...................August 8, 1994
                                  ...................October 12, 1994
                                  ...................October 27,1994


                     [BURLINGTON NORTHERN INC. LOGO NEWS]


                  Burlington Northern Inc. Announces Record
                          Quarterly, Annual Earnings


         FORT WORTH, Texas, January 19, 1995--Burlington Northern Inc. (BNI) today announced the highest quarterly and annual earnings ever achieved by the company. Fourth quarter 1994 net income of $142 million, $1.51 per common share (primary) or $1.46 per common share (fully diluted), was 20 percent greater than the $118 million, $1.25 per common share (primary) or $1.21 per common share (fully diluted), earned in the same 1993 quarter. Operating income of $264 million represented an 18-percent increase over the prior year's fourth quarter. Revenues for the fourth quarter reached $1.34 billion, also an all-time quarterly record, and were eight percent higher than reported for the same period of 1993.
         Full-year 1994 net income for BNI was $416 million, $4.37 per common share (primary) or $4.27 per common share (fully diluted), a 41-percent increase over 1993. Annual operating income rose 29 percent to $853 million, while revenues climbed six percent to nearly five billion dollars.
         Included in 1994 earnings was the cumulative effect of an accounting adjustment which reduced net income by $10 million and earnings per common share by $.11 (primary). Reported 1993 net income included a third quarter charge of $26 million, or $.29 per common share (primary), to reflect the effect of a one-percent increase in the corporate income tax rate on the year-end 1992 deferred tax balance. BNI had also announced that operating income in the second and third quarter of 1993 was reduced by a total of $88 million, or $.61 per common share (primary), due to the summer's flooding.
         Agricultural commodities experienced all-time record volume and revenues in the quarter. Abundant harvests in BNI's service territory, strong domestic demand, and a resurgence in foreign demand combined to increase unit volume 18 percent. Revenues grew to $274 million, 24 percent over the fourth quarter of last year.

BN EARNINGS / ADD TWO
         Revenues from intermodal shipments grew 15 percent to $216 million as strong import and export demand for containerized freight, and market share gains in the domestic less-than-truckload market, drove unit volumes up 11 percent over fourth quarter 1993.
         Fourth quarter 1994 coal volume of 44.8 million tons and revenues of $416 million set all-time records, surpassing last year's fourth quarter records established as the company made a concerted effort to replenish coal stockpiles seriously depleted during the summer's flooding.
         "While agricultural commodities, intermodal, and coal accounted for most of the revenue growth in the quarter, most other commodity groups turned in solid performances as well," said Gerald Grinstein, chairman and chief executive officer of BNI. "The pace at which we operated during the second half of 1994 has established the benchmark for 1995."
         Record fourth quarter volumes were a challenge for BNI employees. There were a number of locations throughout the system that operated in excess of normal capacity for much of the quarter. Extraordinary measures were taken to serve customers and satisfy as much of the immediate demand as possible.
         In response to growing market opportunities, BNI continued to invest in its freight-hauling capacity. By the end of the year, the company had added more than 1,000 engineers and conductors to its work force, increased its fleet of highly productive AC traction locomotives by 133, and built an additional 31 miles of second main track to improve service between Powder River Basin coal producers and utility customers.
         While handling record volumes of business, the company was able to operate safely and efficiently. Personal injuries resulting in lost work days fell 52 percent during 1994 and derailment incidents were reduced by 21 percent over the same period.
         "We reduced our fourth quarter operating ratio (the ratio of operating expenses to operating revenues) to 80.4, its lowest point ever, and brought the full year down to 82.9, a three point improvement over 1993," said Mr. Grinstein. "We were pleased with our performance in the second half of 1994, particularly in the fourth quarter, and we are encouraged by the market opportunities we see in the coming year. We are confident that we can take advantage of these opportunities while at the same time increasing the productivity of our system."
BN EARNINGS/ADD THREE
         Headquartered in Fort Worth, Texas, BNI is the parent of Burlington Northern Railroad, the longest rail system in terms of miles of road and second main track, in North America, with operations in 25 states and two Canadian provinces. Its principal sources of revenue are the transportation of coal, grain, intermodal containers, and a wide variety of industrial, consumer, automotive and forest products.
         Condensed consolidated financial statements follow.


                CONSOLIDATED CONDENSED STATEMENTS OF INCOME
         (Dollars in Millions, Except Per Share Data -- UNAUDITED)



                                                Three Months Ended                          Twelve Months Ended
                                                   December 31,                                 December 31,
                                                                        %                                            %
                                         1994          1993           Change         1994           1993           Change
                                       _______      _______          _______        _______       _______         _______

Revenues                               $ 1,344       $ 1,246            7.9%        $ 4,995        $ 4,699            6.3%
Costs and expenses                       1,080         1,022            5.7%          4,142          4,038            2.6%
                                       _______      _______          _______        _______       _______         _______

Operating income                           264           224           17.9%            853            661           29.0%
Interest expense                            37            38           -2.6%            155            145            6.9%
Other income (Expense), net                  4             3           33.3%             (3)             5         -160.0%
                                       _______      _______          _______        _______       _______         _______
Income before income taxes and
  cumulative effect of change in
  accounting method                        231           189           22.2%            695            521           33.4%
Income tax expense                          89            71           25.4%            269            225           19.6%
                                       _______      _______          _______        _______       _______         _______
Income before cumulative effect of
  change in accounting method              142           118           20.3%            426            296           43.9%
Cumulative effect of change in
  accounting method, net of tax             --            --           --               (10)            --           --
                                       _______      _______          _______        _______       _______         _______
Net Income                             $   142       $   118           20.3%        $   416        $   296           40.5%
                                       =======       =======         =======        =======        =======        =======
Primary earnings (loss) per common share:
   Income before cumulative effect of
     change in accounting method       $   1.51      $   1.25        20.8%          $   4.48       $   3.06        46.4%
   Cumulative effect of change in
     accounting method                      --            --           --                (0.11)         --           --
                                       _______        _______        _______         ________      _ _______       _______
Primary earnings per common share      $   1.51      $   1.25        20.8%          $   4.37       $   3.06        42.8%
Shares used in computation
  (in thousands)                         90,095        89,919         0.2%            90,187         89,672         0.6%
                                       =======       =======         =======        =======        =======        =======

Fully diluted earnings (loss) per common share:
   Income before cumulative effect of
     change in accounting method        $   1.46     $   1.21         20.7%          $   4.38       $   3.04        44.1%
   Cumulative effect of change in
     accounting method                     --            --             --              (0.11)           --           --
                                       _______       _______          _______        _______         _______       _______
Fully diluted earnings per
   common share                       $   1.46       $   1.21           20.7%        $   4.27       $   3.04        40.5%
                                       =======        =======         =======        =======        =======        =======
Shares used in computation
  (in thousands)                        97,436         87,362            0.1%          97,528         97,189         0.3%
                                       =======        =======         =======        =======        =======        =======
Dividends declared per common share   $   0.30       $   0.30                        $   1.20       $   1.20
                                       =======        =======                         =======        =======



CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in Millions -- UNAUDITED)


                                     December 31, 1994      December 31, 1993
ASSETS                               -----------------      -----------------
Current assets                             $ 1,012              $   891
Property and equipment, net                  6,311                5,909
                                           -------              -------
Other assets                                   269                  245
                                           -------              -------
  Total assets                             $ 7,592              $ 7,045
                                           =======              =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Commercial paper                         $    90              $    26
  Current portion of long-term debt             32                  185
  Other                                      1,325                1,319
                                           -------              -------
  Total current liabilities                $ 1,447              $ 1,528
Long-term debt                               1,697                1,526
Other liabilities                            2,211                2,071
Stockholders' equity                         2,237                1,919
                                           -------              -------
  Total liabilities and Stockholders'
   equity                                  $ 7,592              $ 7,045
                                           =======              =======


SUPPLEMENTAL FINANCIAL INFORMATION
FINANCIAL RATIOS
  Debt to total capital                       44.8%                47.5%
  Return on assets (ROA)                       5.8%                 4.4%
  Return on equity (ROE)                      20.7%                16.2%
  Times interest earned                        5.5                  4.6
                                           =======              =======

                                             4th
                                           Quarter               Full Year
BNI STOCK PRICES (CLOSING)                   1994                  1994
                                           --------              --------
  High                                     $ 51 5/8              $ 66
  Low                                      $ 46 5/8              $ 46 5/8
  End of period                            $ 48 1/8              $ 48 1/8
  Beginning of period                      $ 50 1/4              $ 57 7/8
                                           ========              ========



CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions - UNAUDITED)

                                                               Year Ended
                                                               December 31,
                                                             ----------------
Operating activities                                         1994        1993
                                                             -----       -----


  Net income                                                 $   416      $ 296
  Adjustments to reconcile net income to net cash provided
by operating
activities:
     Cumulative effect of change in accounting method             10         --
     Depreciation                                                362        352
     Deferred income taxes                                       126        156
     Changes in current assets and liabilities                 (115)       (109)
     Changes in long-term casualty and environmental reserv     (10)        (57)
     Other, net                                                   --        (60)
  Net cash provided by oeprating activities                  $   789     $  578
Investing activities
  Additions to property and equipment                        $ (698)     $ (676)
  Proceeds from property and equipment dispositions               45         35
  Other, net                                                    (28)        (18)
     Net cash provided by (used in) financing activities     $  (98)     $   41
       Increase (decrease) in cash and cash equivalents       $   10     $  (40)
Cash and Cash equivalents:
  Beginning of year                                               17         57
  End of year                                                $    27     $   17
Financing activities
  Net increase in commercial paper                           $    64     $   26
  Proceeds from issuance of long-term debt                      310         224
  Payments on long-term debt                                  (346)         (88)
  Dividends paid                                               (129)        (125)
  Proceeds from exercise of common stock options                  6           15
  Redemption of redeemable preferred stock                        --          (9)

  Net cash procided by (used in) financing activities        $   (3)          $ 41
    Increase (decrease in cash and cash equivalents          $   10           $ (40)
Cash and cash equivlents:
  Beginning of year                                              17              57
  End of Year                                                 $  27              17



